UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2011

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

7770 Duneville Street, #11 Las Vegas, Nevada (Address of Principal Executive Offices)	89139 (Zip Code)
702-589-7475 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01    Entry Into Material Definitive Agreement

On October 28, 2011, Golden Phoenix Minerals, Inc., a Nevada corporation (the “Company”) entered into a Joint Venture Operating Agreement (the “Agreement”) with Silver Global, S.A., a corporation formed under the laws of the Republic of Panama (“Silver Global”), which Agreement governs the management and operations of that certain joint venture company, Golden Phoenix Panama, S.A., a Panama corporation (the “JV Co”), formed for the purpose of holding, operating, running and mining the existing and future exploration, extraction, transport and benefit concessions encompassing the Santa Rosa gold mine (“Santa Rosa” or “Mina Santa Rosa”) located in Cañazas, Panama.

The Company will be earning in to a 60% interest (and potentially up to an 80% interest) in Mina Santa Rosa via its acquisition of interests in the share capital of JV Co, pursuant to that certain definitive Acquisition Agreement entered into between the Company and Silver Global dated September 16, 2011 (the “Acquisition Agreement”), as previously disclosed in the Company’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on September 22, 2011 (the “Prior Report”).  The information contained in the Prior Report is incorporated herein in its entirety.  Upon entering into this Agreement and completion of the corresponding acquisition payment, the Company will earn an initial 15% ownership interest in JV Co.

 Pursuant to the terms of the Agreement, the parties have agreed that the Company will act as the Manager of JV Co and, as such, will have the powers and responsibilities of the “Manager” as set forth in the Agreement, including, in particular, management responsibilities for all operational aspects of JV Co.  Silver Global will be responsible for handling all social programs, political and community relations, and human resource matters within Panama.  As Manager, the Company shall manage, direct and control operations, and shall prepare and present to the Management Committee (discussed below) proposed programs and budgets.

In furtherance of the Acquisition Agreement, the Company affirmed that during such time period when it is earning in to its 60% ownership interest and bringing Santa Rosa into Commercial Production (as defined in the Acquisition Agreement), Silver Global’s ownership interest in JV Co shall be carried by the Company, and Silver Global will have no obligation to fund programs and budgets and will suffer no dilution, all such changes in ownership and matters regarding the relationship of the parties as shareholders of JV Co to be set forth in a Stockholders Agreement, in the form attached as an exhibit to the Agreement, to be entered into upon payment of the second acquisition payment under the Acquisition Agreement and issuance of the corresponding share capital of JV Co.

The parties also agreed to an area of interest, encompassing the entirety of Panama, within which any new acquisitions of real property or mineral interests by one party must be offered to the other party to bring into JV Co according to the parties’ then-existing ownership interests in JV Co.

Further, pursuant to the terms of the Agreement, the parties established a Management Committee to determine overall policies and objectives of the Company.  The Management Committee will consist of five (5) member(s), with three (3) members appointed by Silver Global and two (2) member(s) appointed by the Company, until such time as either party’s ownership interest exceeds 50%, at which point, such party holding 50% or more of the ownership interest will have the right to appoint three (3) members and the minority holder shall have the right to appoint two (2) members.  The Management Committee will meet at least quarterly, and the Manager shall be tasked with implementing the policies and objectives, including duly adopted programs and budgets to carry out the business of JV Co.

Notwithstanding anything to the contrary, per the terms of the Agreement, the approval of both parties will be required for significant actions, including, any merger or acquisition with a third party, any debt or royalty financing encumbering the properties outside of the ordinary course of business, exceeding the prior year’s adopted programs and budgets by more than 35%, dissolution, or any modification to the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,
a Nevada corporation

Date: November 3, 2011	By: /s/ Thomas Klein
Thomas Klein, Chief Executive Officer